Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Other Service Providers" and "Financial Statements" in the Statement of Additional Information in Post-Effective Amendment No. 30 to the Registration Statement (Form N-1A No. 333-88343) of American Beacon Select Funds.

We also consent to the incorporation by reference therein of our report dated February 28, 2018 with respect to the financial statements and financial highlights of American Beacon U.S. Government Money Market Select Fund for the year ended December 31, 2017 included in the Annual Report (Form N-CSR) for 2017 filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Dallas, Texas
April 24, 2018